UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
November 22, 2005
Doane Pet Care Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27818 (Commission File Number)	43-1350515 (IRS Employer Identification No.)

210 Westwood Place South, Suite 400 Brentwood, TN (Address of principal executive offices)	37027 (Zip Code)
Registrant’s telephone number, including area code: (615) 373-7774
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events.
Item 8.01. Other Events.
     On November 22, 2005, Doane Pet Care Company (the “Company”), the largest manufacturer of store brand pet food in the United States, completed the previously announced change of control offers for the Company’s 14.25% senior preferred stock due 2007 (the “Preferred Stock”) and the Company’s 10 3/4% senior notes due 2010 (the “Senior Notes”).
     On October 24, 2005, Teachers’ Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan Board, completed the previously announced acquisition of beneficial ownership of substantially all of the outstanding capital stock of Doane Pet Care Enterprises, Inc., the Company’s parent corporation. In connection with the change of ownership of its parent, the Company commenced several recapitalization transactions, the goal of which was to significantly deleverage the Company.
     In addition to the recapitalization transactions, the Company commenced a change of control offer for its Preferred Stock at a purchase price equal to 101% of the liquidation value thereof, which included a 1% change of control premium. Aggregate consideration paid to all holders of the Company’s Preferred Stock is approximately $125.2 million.
     The Company also commenced a change of control offer for its Senior Notes at a purchase price equal to 101% of the principal amount thereof, which included a 1% change of control premium. None of the holders of the Company’s Senior Notes exercised their right to require the Company to repurchase the Senior Notes.
     On November 18, 2005, the Company commenced a change of control offer for its industrial development revenue bonds at a purchase price equal to 101% of the principal amount thereof, which includes a 1% change of control premium. The change of control offer for the industrial development revenue bonds is expected to close on December 19, 2005. Prior to commencing the change of control offer, the Company received a waiver from a holder of $12.0 million of industrial development revenue bonds, and therefore expects aggregate consideration paid to the remaining holders of its industrial development revenue bonds to be approximately $3.0 million.
Section 9—Financial Statements and Exhibits.
Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

	99.1	Press Release Dated November 28, 2005
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOANE PET CARE COMPANY
By:	/s/ PHILIP K. WOODLIEF
Philip K. Woodlief
Vice President, Finance and Chief Financial Officer

By:	/s/ STEPHEN P. HAVALA
Stephen P. Havala
Corporate Controller and Principal Accounting Officer

Date: November 28, 2005

EXHIBIT INDEX

Exhibit Index	Description
99.1	Press Release Dated November 28, 2005